UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*
                            Beacon Power Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    073677106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 20, 2009
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  073677106
--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           Seaside 88, LP
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
           (a)   |_|
           (b)   |_|
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Florida
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
                        8,799,858
    NUMBER OF
                   -------------------------------------------------------------
      SHARES        6   SHARED VOTING POWER
   BENEFICIALLY         0
     OWNED BY
                   -------------------------------------------------------------
       EACH         7   SOLE DISPOSITIVE POWER
    REPORTING           8,799,858
      PERSON
                   -------------------------------------------------------------
      WITH:         8   SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           8,799,858
--------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)
           |-|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           PN

CUSIP No.  073677106
--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           Seaside 88 Advisors, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
           (a)   |_|
           (b)   |_|
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Florida
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
                        8,799,858
     NUMBER OF
                    ------------------------------------------------------------
      SHARES        6   SHARED VOTING POWER
   BENEFICIALLY         0
     OWNED BY
                    ------------------------------------------------------------
       EACH         7   SOLE DISPOSITIVE POWER
     REPORTING            8,799,858
      PERSON
                    ------------------------------------------------------------
       WITH:        8   SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           8,799,858
--------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)
           |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           PN

CUSIP No.  073677106
--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           William J. Ritger
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
           (a)   |_|
           (b)   |_|
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Florida
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
                        0
     NUMBER OF
                    ------------------------------------------------------------
      SHARES        6   SHARED VOTING POWER
   BENEFICIALLY         8,799,858
     OWNED BY
                    ------------------------------------------------------------
       EACH         7   SOLE DISPOSITIVE POWER
     REPORTING          0
      PERSON
                    ------------------------------------------------------------
       WITH:        8   SHARED DISPOSITIVE POWER
                        8,799,858
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           8,799,858
--------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)
           |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN

CUSIP No.  073677106
--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           Denis M. O'Donnell
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
           (a)   |_|
           (b)   |_|
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Massachusetts
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
                        0
    NUMBER OF
                   -------------------------------------------------------------
      SHARES        6   SHARED VOTING POWER
   BENEFICIALLY         8,799,858
     OWNED BY
                   -------------------------------------------------------------
       EACH         7   SOLE DISPOSITIVE POWER
    REPORTING           0
      PERSON
                   -------------------------------------------------------------
      WITH:         8   SHARED DISPOSITIVE POWER
                        8,799,858
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           8,799,858
--------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)
           |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN

SCHEDULE 13G
------------

Item 1(a)         Name of Issuer.
                  Beacon Power Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices.
                  65 Middlesex Road, Tyngsboro, MA 01879

Item 2(a)         Name of Person Filing.
                  Seaside 88, LP
                  Seaside 88 Advisors, LLC
                  William J. Ritger
                  Denis M. O'Donnell

Item 2(b)         Address of Principal Business Office.
                  The principal business address of the reporting persons is 750 Ocean Royale Way, Suite 805, North Palm Beach, FL 33408

Item 2(c)         Place of Organization.
                  Reference is made to Item 4 of pages 2-5 of this Schedule 13G which Items are incorporated herein by reference

Item 2(d)         Title of Class of Securities.
                  Common Stock, $0.01 par value per share

Item 2(e)         CUSIP Number.
                  073677106

Item 3 If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                  (b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                  (c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

                  (e) An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

                  (f) An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

                  (g) A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

                  (h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)      Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4            Ownership.

                  Reference is hereby made to Items 5-9 and 11 of pages 2-5 of this Schedule 13G, which Items are incorporated by reference herein.

                  The securities to which this Schedule relates (the "Securities") are owned by Seaside 88, LP, a Florida limited partnership ("Seaside"), for which Seaside 88 Advisors, LLC serves as general partner. William J. Ritger and Denis M. O'Donnell, as managing members of the general partner of Seaside, may therefore be deemed to beneficially own the Securities owned by Seaside for the purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Act"), insofar as they may be deemed to have the power to direct the voting or disposition of those Securities.

                  Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of Seaside 88 Advisors, LLC, Mr. Ritger or Dr. O'Donnell is, for any other purpose, the beneficial owner of any of the Securities, and each of Seaside 88 Advisors, LLC, Mr. Ritger and Dr. O'Donnell disclaims beneficial ownership as to the Securities, except to the extent of his or its pecuniary interests therein.

                  Under the definition of "beneficial ownership" in Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the members of Seaside might be deemed the "beneficial owners" of some or all of the Securities insofar as they may be deemed to share the power to direct the voting or disposition of the Securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the Securities, and such beneficial ownership is expressly disclaimed.

                  The calculation of the number of shares owned includes 2,220,911 shares currently owned by Seaside together with 6,578,947 shares that Seaside has the right to acquire within 60 days of the date hereof. Since the number of shares that Seaside has the right to acquire within the next 60 days is dependent upon future closing prices of the Issuer's Common Stock, which are unknown at this time, Seaside has used the closing price of the Issuer's Common Stock on February 26, 2009 as the basis for this calculation.

                  The calculation of percentage of beneficial ownership in item 11 of pages 2-5 was derived from the Issuer's Prospectus Supplement on Form 424B5 filed with the Securities and Exchange Commission on February 20, 2009, in which the Issuer stated that the number of shares of its common stock outstanding as of February 20, 2009 was 109,580,134 shares together with the shares that Seaside has the right to acquire within 60 days as described above.

Item 5            Ownership of Five Percent or Less of a Class.
                  Not applicable.

Item 6            Ownership of More Than Five Percent on Behalf of Another
                  Person.
                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.
                  Not applicable.

Item 8            Identification and Classification of Members of the Group.
                  Not applicable.

Item 9            Notice of Dissolution of Group.
                  Not applicable.

Item 10           Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:    February 27, 2009              SEASIDE 88, LP

                                        By:      SEASIDE 88 ADVISORS, LLC


                                                 By: /s/ William J. Ritger
                                                     ---------------------------
                                                     William J. Ritger, Manager

                                        SEASIDE 88 ADVISORS, LLC


                                                 By: /s/ William J. Ritger
                                                     ---------------------------
                                                     William J. Ritger, Manager

                                        WILLIAM J. RITGER


                                        /s/ William J. Ritger
                                        ----------------------------------------
                                        William J. Ritger

                                        DENIS M. O'DONNELL


                                        /s/ Denis M. O'Donnell
                                        ----------------------------------------
                                        Denis M. O'Donnell






                                  EXHIBIT INDEX
                                  -------------


Exhibit A                     Joint Filing Undertaking                   Page 10

                                    EXHIBIT A


                            JOINT FILING UNDERTAKING


         The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of each of such parties.


Dated: February 27, 2009                SEASIDE 88, LP

                                        By:      SEASIDE 88 ADVISORS, LLC


                                                 By: /s/ William J. Ritger
                                                     ---------------------------
                                                     William J. Ritger, Manager

                                        SEASIDE 88 ADVISORS, LLC


                                                 By: /s/ William J. Ritger
                                                     ---------------------------
                                                     William J. Ritger, Manager

                                        WILLIAM J. RITGER


                                        /s/ William J. Ritger
                                        ----------------------------------------
                                        William J. Ritger

                                        DENIS M. O'DONNELL


                                        /s/ Denis M. O'Donnell
                                        ----------------------------------------
                                        Denis M. O'Donnell